UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2006

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Mission Valley Road, Suite 101

San Diego, California 92108

(Address of Principal Executive Offices)

(619) 683-9830

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 21, 2006, Mad Catz Interactive, Inc. (the “Company”) announced the appointment of Stewart A. Halpern as the Company’s Chief Financial Officer effective January 15, 2007.

Prior to this appointment, Mr. Halpern, age 50, served as Head of Finance of Rockstar Games, a division of Take Two Interactive Software, Inc., a publicly traded videogame publisher, since 2005. Prior to his service with Rockstar Games, from 2002 to 2005, Mr. Halpern was Managing Director, Entertainment Equity Research at RBC Capital Markets, where he oversaw videogame industry equity research. In addition, Mr. Halpern has held sell-side research positions at Banc of America Securities and ING Barings Furman Selz LLC, and, previously served for twelve years in the investment banking department at Credit Suisse First Boston. Mr. Halpern also served for three years as the Chief Financial Officer of Rush Communications. Mr. Halpern earned a Bachelor’s of Science in Administrative Sciences from Yale College where he graduated cum laude with Departmental Honors. He also earned a Masters of Public and Private Management degree from Yale School of Management.

In connection with his employment, Mr. Halpern accepted an offer letter (the “Offer Letter”) form the Company effective December 20, 2006. Under the Offer Letter, Mr. Halpern will receive an annual base salary of $225,000. Mr. Halpern is also eligible to receive a bonus of up to 10% of his base salary following successful completion of a ninety-day introductory period with the Company and will participate in any other bonus plans adopted for senior executives by the Compensation Committee of the Company’s Board of Directors. Mr. Halpern is also entitled to receive all rights and benefits for which he is eligible under the Company’s standard benefits and compensation plans. His employment with the Company is at-will.

Additionally, the Offer Letter provides that Mr. Halpern will be granted an option under the Company’s stock option plan to purchase up to 120,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on Mr. Halpern’s start date, as determined in accordance with the Company’s stock option plan, and a further option to purchase an additional 100,000 shares of the Company’s common stock following successful completion of the ninety-day introductory period with the Company. The options to be granted are subject to the terms and conditions of the Company’s stock option plan and a stock option agreement approved by the Board of Directors of the Company for use under the stock option plan. The options will vest and become exercisable in accordance with the Company’s stock option plan and the discretion of the Board of Directors of the Company, subject to Mr. Halpern’s continued employment with the Company.

A copy of the Offer Letter is filed herewith as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Mr. Halpern and any director or executive officer of the Company which would require disclosure under Item 401(d) of Regulation S-K. Other than with respect to his employment with the Company, there are no transactions between Mr. Halpern or any of his immediate family members and the Company or any of its subsidiaries which would require disclosure under Item 404(a) of Regulation S-K.

On December 21, 2006, the Company issued a press release announcing the appointment of Mr. Halpern as Chief Financial Officer, which press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Offer Letter, effective December 20, 2006, by and between Mad Catz Interactive, Inc. and Stewart Halpern.

99.1	Press Release, dated December 21, 2006, issued by Mad Catz Interactive, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2006	MAD CATZ INTERACTIVE, INC.

	By:	/s/ DARREN RICHARDSON
	Name:	Darren Richardson
	Its:	President and Chief Executive Officer